Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
NanoString Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2018 Inducement Equity Incentive Plan	Other(4)	325,000	(3)	$4.00	(4)	$1,300,000	$0.0001102	$144
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2022 Equity Incentive Plan	Other(4)	2,100,000	(5)	$4.00	(4)	$8,400,000	$0.0001102	$926

Total Offering Amounts									$1,070
Total Fee Offsets									$—
Net Fee Due									$1,070

(1)Represents shares of common stock, par value $0.0001 per share (“Common Stock”) of NanoString Technologies, Inc. (the “Registrant”) available for issuance pursuant to awards granted pursuant to the Registrant’s 2018 Inducement Equity Incentive Plan (the “2018 Plan”) and 2022 Equity Incentive Plan (the “2022 Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2018 Plan or 2022 Plan by reason of an event such as any stock split, stock dividend, recapitalization or similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals.
(3)Represents 325,000 additional shares of Common Stock available for issuance as a result of an amendment to the 2018 Plan approved by the board of directors of the Registrant pursuant to the applicable Nasdaq Listing Rules.
(4)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purposes of calculating the registration fee on the basis of $4.00 per share, which represents the average of the high and low prices of the Registrant’s Common Stock on June 23, 2023, as reported on The Nasdaq Global Market.
(5)Represents 2,100,000 additional shares of Common Stock available for issuance as a result of an amendment and restatement of the 2022 Plan to increase the number of shares of the Registrant’s common stock reserved for issuance under the 2022 Plan by 2,100,000 shares.